                                 EXHIBIT 10.39

                               RESTATED AGREEMENT

         THIS RESTATED AGREEMENT (the "Restated Agreement"), dated effective as of January 26, 1996, is made by and between RICHARD HOWARD, INC., an Ohio corporation, 128 East Main Street, Leipsic, Ohio 45856 ("SELLER"), and SHOP AT HOME, INC., a Tennessee corporation, 5210 Schubert Road, Box 12600, Knoxville, Tennessee 37912 ("BUYER"); and restates in its entirety the Agreement among the parties dated December 8, 1993 (the "Agreement").

                                  WITNESSETH:

         WHEREAS, SELLER engages in the purchase and sale of baseball cards, related baseball and sports items and other collectibles; and

         WHEREAS, SELLER has obtained exclusive access to the rights to the 1993 Elite Dominator baseball card product line manufactured by Leaf, Inc., as more fully described on Exhibit A attached hereto and incorporated herein by reference; and

         WHEREAS, the parties entered into the Agreement whereby SELLER agreed to sell and BUYER agreed to purchase a specified number of 1993 Elite Dominator baseball cards and other baseball cards manufactured by Leaf, Inc., for resale through its retail television marketing and distribution system; and

         WHEREAS, certain disagreements have arisen between the parties concerning the provisions of the Agreement, and SELLER has filed a complaint against the BUYER in the Court of Common Pleas of Putnam County, Ohio, Case No. 95-CVH-199 (the "Lawsuit"), seeking the payment of certain monies from BUYER under the Agreement; and

         WHEREAS, the parties have reached an agreement to settle all claims arising out the facts and circumstances underlying the Lawsuit including the indebtedness of BUYER allegedly owed by SELLER under the terms of the Agreement; and

         WHEREAS, the settlement of such claims necessitates the parties amending the terms and conditions of the Agreement; and

         WHEREAS, it is the intention of the parties that this Restated Agreement shall incorporate all of the changes in the Agreement agreed upon by the parties, and that this Restated Agreement shall replace the Agreement in its entirety and shall govern the relationship between the parties as of its date set out above; and

         WHEREAS, upon execution of this Restated Agreement, SELLER will dismiss COUNTS TWO and THREE (relating to the Agreement dated December 08,
1993) of the Lawsuit with prejudice and COUNTS ONE and FOUR (relating to ongoing regular baseball card business) of the Lawsuit without prejudice.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.      RIGHTS GRANTED BY SELLER TO BUYER.

                 1.1. During the term of this Restated Agreement and subject to the rights reserved by SELLER in Section 2 herein, SELLER hereby grants to BUYER the right, to the exclusion of SELLER and all claiming under or through SELLER, upon the terms and conditions hereinafter contained, to purchase from SELLER and to promote and sell through its retail television marketing and distribution system Twenty-Nine Thousand Seventy-Seven (29,077) ED Cards. For purposes of this Restated Agreement, an "ED Card" consists of one (1) 1993 Elite Dominator baseball card and one (1) box of 1993 Donruss box of baseball cards manufactured by Leaf, Inc. or a box of other baseball cards or other sports cards or other sports related products of comparable or greater value to one (1) 1993 Donruss box and a "gift box" of some assortment of baseball and/or other sports cards or products which has some comparable value attached to it in the baseball card market place. The "gift box" provided by SELLER will be of a composition consistent with the "gift box" provided by SELLER to BUYER during the re-launch of the ED Cards in June, 1995. SELLER and BUYER agree that some enhancement items may be billed to BUYER outside this Restated Agreement. SELLER will advise BUYER in writing or by fax of each such enhancement item and its associated cost. BUYER will provide SELLER with written or fax approval of each enhancement item prior to BUYER offering each such enhancement item for sale and prior to SELLER shipping any such enhancement items to BUYER's customers. In the event of any dispute arises between the parties regarding the composition of the "gift box" or the separate billing of enhancement items, J.
D. Clinton and G. Richard Howard agree to meet and resolve the dispute.

                 1.2. During the term of this Restated Agreement, SELLER, subject to the provisions of Section 2 herein, hereby assigns and transfers to BUYER all of SELLER's rights, if any, in any tradenames, trademarks, servicemarks, logos, likenesses, names, signatures, and pictures, contained in the ED Cards. This assignment shall be limited to the rights necessary to permit BUYER to offer for sale, and sell, advertise, promote, ship and distribute the ED Cards as contemplated by this Restated Agreement.

         2.      RIGHTS RESERVED BY SELLER.

                 2.1. In the event BUYER commits an Event of Default uncured within the permitted time period, all rights, if any, assigned by SELLER to BUYER under Section 1 shall be forfeited and automatically be reassigned and transferred back to SELLER without the need for any independent action by SELLER.

                 2.2. During the term of this Restated Agreement and after its termination, SELLER reserves all the rights under Section 1 necessary for SELLER to maintain and continue its services of purchasing and selling in the after market through any marketing channels, except for the retail television distribution channel, any and all ED Cards and individual Elite Dominator baseball cards, alone or in conjunction with other sports related merchandise which are offered to SELLER by third parties for purchase and resale to other third party buyers, or for temporary or long term investment purposes, or ED Cards and individual Elite Dominator baseball cards currently owned by SELLER in its inventory, or the Four Thousand Five Hundred (4,500) ED Cards SELLER will receive from BUYER upon payment of the $315,000.00 receivable on the books of BUYER in the name of SELLER. Notwithstanding the foregoing, SELLER agrees that it will not intentionally make any sale of the Elite Dominator baseball cards to other third party buyers at a price or prices which would be detrimental to the BUYER's retail television market price of the Elite Dominator baseball cards and SELLER further agrees that it will only make any such sales with due regard to its obligation to deal with the BUYER in good faith so as not to engage in any sales activity or practice which might have the effect of devaluing the ED Cards being sold to BUYER hereunder or for which the BUYER holds a conditional option to purchase under Section 3.6 hereof. SELLER agrees not to compete in any way with BUYER through the sale of ED Cards in the retail television distribution channel as long as BUYER is making a good faith effort to market the ED Cards. In the event of any dispute about either parties' good faith efforts, J. D. Clinton and G. Richard Howard agree to meet and resolve the dispute. In the event BUYER defaults on the terms of the Restated Agreement and such default remains uncured within the period provided, SELLER shall then have the option to compete in any way with BUYER through the sale of ED Cards in the retail television distribution channel.

                 2.3. During the term of this Restated Agreement, BUYER agrees to use its best efforts to promote and advertise the sale of the ED Cards.

         3.      TERMS OF SALE AND PAYMENT.

                 3.1. The parties acknowledge and agree that there exists at the present time an outstanding account payable of the BUYER to the SELLER for shipped regular baseball card business of One Hundred Ninety-Five Thousand Two Hundred Eighty-Four and 40/100 Dollars ($195,284.40) on the books of the SELLER as of close of business on Thursday, January 25, 1996, which amount is adjusted daily as between the parties. BUYER agrees to make payment to SELLER of the amount, as adjusted from time to time, of this payable in the normal course of BUYER's business, and the amount, as adjusted, of such payable and its subsequent payment are not affected by the terms of this Restated Agreement.

                 3.2. BUYER agrees to purchase Nine Thousand (9,000) ED Cards at a cost of Three Hundred Fifteen Thousand Dollars

($315,000) and shall issue a check to SELLER in that amount within ten (10) days of the filing of an entry dismissing COUNTS TWO and THREE (relating to the Agreement dated December 08, 1993) of the Lawsuit with prejudice and COUNTS ONE and FOUR (relating to ongoing regular baseball card business ) of the Lawsuit without prejudice. At the same time, SELLER agrees to pay to BUYER and to issue BUYER a check in the amount of Three Hundred Fifteen Thousand Dollars ($315,000), which shall be credited to an account receivable currently owed by SELLER to BUYER and shall be considered as payment in full of such account receivable. At the time BUYER forwards BUYER's check for Three Hundred Fifteen Thousand Dollars ($315,000) to SELLER, BUYER will also deliver to SELLER the Four Thousand Five Hundred (4,500) ED Cards due to SELLER from the purchase order which created the $315,000 account receivable on BUYER's books. To avoid the cost and expense of two (2) deliveries to both parties, BUYER and SELLER agree that the SELLER shall retain 4,500 ED Cards of the above referenced 9,000 ED Cards and shall only ship to BUYER, the net balance of 4,500 ED Cards.

                 3.3. The parties acknowledge that BUYER currently owns certain old sports card inventory which BUYER believes to have a current value of approximately Eighty Two Thousand Dollars ($82,000). SELLER agrees to accept this inventory from BUYER at an agreed upon value of Sixty-Five Thousand Dollars ($65,000). Within ten (10) days of the filing of the entry of the order dismissing COUNTS TWO and THREE (relating to the Agreement dated December 08,
1993) of the Lawsuit with prejudice and COUNTS ONE and FOUR (relating to ongoing regular baseball card business ) of the Lawsuit without prejudice, BUYER agrees to ship such old sports card inventory to SELLER and BUYER may then credit the $65,000 against the Seven Hundred Twenty Thousand Dollars ($720,000) Payment Obligation owed to SELLER by BUYER as referenced in Section
3.5 below.

                 3.4. Within ten (10) days of the filing of the entry of the order dismissing COUNTS TWO and THREE (relating to the Agreement dated December 08, 1993) of the Lawsuit with prejudice and COUNTS ONE and FOUR (relating to ongoing regular baseball card business) of the Lawsuit without prejudice, BUYER agrees to issue and deliver to the SELLER, Forty-Four Thousand (44,000) shares of BUYER's common shares (the "Shares"), which shall become the sole property of the SELLER. SELLER understands that these shares of Common Stock will not be registered under the Securities Act of 1933 or any applicable state securities laws, in reliance upon available exemptions from registration. As a result, the SELLER understands that the shares may not be transferred or resold by SELLER unless registered under such acts or unless an exemption from registration is available, and that the certificate representing the shares shall contained a legend evidence such restriction on transferability. SELLER further understands that in order to obtain such shares, the SELLER may be required to execute an acknowledgement that such shares are being acquired by it for investment purposes and not with a view to reselling the shares; and SELLER agrees that it will execute such statement, and that such statement will be truthful when made. SELLER, and each shareholder of SELLER, is an "accredited investor" as that term is defined in the regulations promulgated pursuant to the Securities Act of 1933. In the event that any proposed shareholder is not an accredited investor, SELLER shall promptly notify BUYER of each fact.

                 3.5. Within ten (10) days after the filing of the entry of the order dismissing COUNTS TWO and THREE (relating to the Agreement dated December 08, 1993) of the Lawsuit with prejudice and COUNTS ONE and FOUR (relating to ongoing regular baseball card business) of the Lawsuit without prejudice, BUYER agrees to pay to SELLER the total amount of Seven Hundred Twenty Thousand Dollars ($720,000) (the "Payment Obligation") payable upon the terms and conditions contained herein. BUYER further agrees to pay to the SELLER a payment of One Hundred Twenty Thousand Dollars ($120,000) at the time of BUYER's delivery of the signed Restated Agreement to be credited to the outstanding balance on the Payment Obligation and will agree to make future payments to the SELLER upon the terms contain therein and in this Restated Agreement.

                          a. In consideration of this cash payment and the
agreement of BUYER to pay the Payment Obligation, SELLER agrees to deliver to BUYER, in addition to the 9,000 ED Cards referred to in Section 3.2, or to BUYER's designated customers, a total of Twenty Thousand Seventy-Seven (20,077) ED Cards (the "Remaining ED Cards" of the first 50,000 ED Cards, calculated by subtracting 9,000 referred to in Section 3.2 from the total referred to in
Section 1.1).

                          b. The parties agree that the Remaining ED Cards
shall be the property of the BUYER and subject to the Security Agreement and UCC statement hereinafter referenced. While subject to the Security Agreement and UCC statement, the SELLER shall retain possession of the Remaining ED Cards until sold to customers of the BUYER, in which case and at such time, SELLER shall deliver the Remaining ED Cards according to the BUYER's instructions; or, until the balance remaining on the Payment Obligation is reduced to zero, in which case the unsold Remaining ED Cards shall be delivered to the BUYER upon BUYER's request.

                          c. After the payments by BUYER are made to SELLER
pursuant to the terms and provisions herein, BUYER shall pay to the SELLER one-third (1/3) of the gross proceeds of any ED Card sales occurring on or after the effective date of this Restated Agreement, less returns, in the form of common shares of the BUYER, rounded to the nearest whole share at the time of issuance and valued at Three and no/100 Dollars Per Share ($3/Sh), as payments on the balance remaining on the Payment Obligation with such payments in the form of issued common shares to be delivered to the SELLER monthly and within ten (10) days of the close of the month in which the calculation was made. Notwithstanding the foregoing, the parties agree that no payments shall be calculated or due in the form of issuance of BUYER's common shares under this Section

5.6 for the one-third of the retail sale proceeds from the first One Thousand (1,000) ED Cards sold by BUYER to its retail television customers after the effective date of this Restated Agreement.

                          d. The remaining balance on the Payment Obligation
shall be paid on June 30, 1996; provided, however, if the transaction announced on October 10, 1995, by the BUYER, whereby Paxson Communications Corporation would acquire a controlling position in BUYER, is not consummated on or before March 31, 1996, the date of final payment on the remaining balance on the Payment Obligation shall be extended to March 31, 1997. To insure the remaining balance of the Payment Obligation is paid in a timely manner, SELLER shall retain possession of the unsold Remaining ED Cards until the same is paid and in the event the remaining balance of the Payment Obligation is not paid in a timely manner, SELLER shall have right to begin selling any of the undelivered Remaining ED Cards through any marketing channel whatsoever.

                          e. SELLER understands that these shares of Common
Stock will not be registered under the Securities Act of 1933 or any applicable state securities laws, in reliance upon available exemptions from registration. As a result, the SELLER understands that the shares may not be transferred or resold by SELLER unless registered under such acts or unless an exemption from registration is available, and that the certificate representing the shares shall contained a legend evidence such restriction on transferability. SELLER further understands that in order to obtain such shares, the SELLER may be required to execute an acknowledgement that such shares are being acquired by it for investment purposes and not with a view to reselling the shares; and SELLER agrees that it will execute such statement, and that such statement will be truthful when made. SELLER, and each shareholder of SELLER, is an "accredited investor" as that term is defined in the regulations promulgated pursuant to the Securities Act of 1933. In the event that any proposed shareholder is not an accredited investor, SELLER shall promptly notify BUYER of each fact.

                          f. After credit for this $535,000.00 payment in
common shares of the BUYER by BUYER to SELLER, BUYER and SELLER agree that the remaining balance on the Payment Obligation shall then be $0.00 and the Payment Obligation shall be considered paid in full by the BUYER.


                 3.6. BUYER shall have the option to purchase all or a portion of the additional 50,000 1993 Elite Dominator baseball cards only from SELLER at a price of Thirty-Five Dollars ($35.00) for each 1993 Elite Dominator baseball card, payable in cash, and Seller shall not sell, transfer or encumber, except to its lender, any of such 1993 Elite Dominator baseball cards without the written consent of BUYER as long as BUYER is making a good faith effort to market the ED Cards. In the event of any dispute about either parties' good faith efforts, J. D. Clinton and G. Richard Howard agree to meet and resolve the dispute. In the event BUYER defaults on the terms of the Restated Agreement and such default remains uncured within the period provided, SELLER shall then have the option to compete in any way with BUYER through the sale of ED Cards in the retail television distribution channel.

                          a. In the event SELLER utilizes any portion of the
Elite Dominator baseball cards as partial or sole collateral to secure any loan to SELLER from any lender, SELLER agrees that any Security Agreement pertaining thereto will permit the sale of the collateral pursuant to the terms and conditions of this Restated Agreement free of lender's lien. SELLER agrees to provide BUYER a written statement from any lender confirming permission of the sale of the Elite Dominator baseball cards under this Restated Agreement.

         4.      DELIVERY AND RISK OF LOSS.

                 4.01. BUYER shall, within three (3) non-holiday business day of the date of sale of an ED Card, provide SELLER with detailed shipping instructions and fully completed shipping labels. All such shipments of ED Cards will be tendered F.O.B. point of origin unless otherwise agreed in writing by both the BUYER and the SELLER. BUYER acknowledges and understands BUYER will be responsible for all shipping expenses and risk of loss during shipping. BUYER acknowledges and understands that BUYER will be responsible for all losses and claims for damages attributable to shipping instructions and labels. Each shipment shall be packed in accordance with SELLER's standard shipment practices, unless BUYER notifies SELLER in writing of any special packing instructions. Any additional expense incurred by SELLER as a result of BUYER's special packing instructions shall be borne and paid by BUYER. SELLER shall use its best efforts to ship within three (3) non-holiday business days of receipt of shipping instructions and labels with the first business day to begin with the non-holiday business day following such receipt. The parties acknowledge that BUYER may request that SELLER ship cards directly to BUYER for BUYER to fulfill any or all of its sales orders; provided, BUYER is not in breach of any terms of this Restated Agreement and the merchandise is shipped C.O.D. to BUYER.


         5.      SELLER'S REPRESENTATIONS, INDEMNIFICATIONS AND RELEASES.

                 5.1. SELLER shall indemnify and hold BUYER harmless from and against any loss, claim, or damage, including reasonable attorneys' fees, resulting from any breach of the above-stated representations by SELLER in connection with the ED Cards; provided, however, that BUYER shall be entitled to the benefits of this indemnification only to the extent that prompt notice is given to SELLER of any action, suit, or proceeding, including any investiga-tion, concerning which BUYER expects that SELLER to indemnify BUYER.

                 5.2. SELLER agrees that upon the execution of this Restated Agreement that SELLER will cause to be prepared and immediately file the necessary papers to cause the filing of an entry dismissing COUNTS TWO and THREE (relating to the Agreement dated December 08, 1993) of the Lawsuit with prejudice and COUNTS ONE and FOUR (relating to ongoing regular baseball card business) of the Lawsuit without prejudice.

                 5.3. BUYER and SELLER agree that any future litigation, which might arise out of this Restated Agreement, must be filed by either party in the Court of Common Pleas of Putnam County in the State of Ohio, and BUYER consents to the personal jurisdiction of such court in the State of Ohio for that litigation, although BUYER does not waive in any respect its right to remove any such action to a Federal District Court, provided such Federal District Court is located in the Western District, Northern Division of the State of Ohio, or to file a motion challenging the venue of the court.

                 5.4. By their execution of this Restated Agreement and the filing of an entry dismissing COUNTS TWO and THREE (relating to the Agreement dated December 08, 1993) of the Lawsuit with prejudice and COUNTS ONE and FOUR (relating to ongoing regular baseball card business) of the Lawsuit without prejudice, both parties agree that all disputes between them as to the Agreement and the sale of the therein defined ED Cards shall be considered settled, and neither party shall have claim against the other for any breach of the 1993 Agreement which occurred prior to the date of the Restated Agreement.

         6.      TERMINATION.

                 6.1. SELLER may terminate this Restated Agreement at any time upon the occurrence of any of the following events:

                      a. Filing by BUYER, or having filed against it, a voluntary or involuntary petition for bankruptcy, insolvency proceeding, liquidation, assignment for the benefit of creditors; or placement in the hand of a receiver, liquidator or trustee, which is not dismissed within sixty (60) days; provided, SELLER shall have no obligation to make any additional sales to BUYER during the pendency of such proceeding, absent such security determined to be sufficient by SELLER's attorney's in his sole discretion; or,

                      b. BUYER's breach of any of the terms, conditions, covenants, obligations or duties of performance under this Restated Agreement; provided, however, that BUYER shall have thirty (30) days from receipt of notice of breach to cure any outstanding breaches under this provision.

                 6.2. Any notices and other communications required under this Restated Agreement shall be in writing and shall be deemed given when delivered in person or sent by ordinary or certified mail, return receipt requested, with proper postage affixed to the parties in the following manner.

                          a.      If to SELLER:

                                  1.       G. Richard Howard, President
                                           Richard Howard, Inc.
                                           128 East Main Street
                                           Leipsic, OH 45856

                                  With a copy to:

                                  2.       Robert F. Sprague, Esq.
                                           Firmin, Sprague & Huffman Co., L.P.A.
                                           220 West Sandusky Street
                                           Findlay, OH 45840

                          b.      If to BUYER:

                                  1.       Kent E. Lillie, President
                                           Shop At Home, Inc.
                                           5210 Schubert Road
                                           Box 12600
                                           Knoxville, TN 37912;

                                  With a copy to:

                                  2. J. D. Clinton, Chairman of the Board Shop At Home, Inc.
                                           Brighton 1604
                                           8231 Bay Colony Drive
                                           Naples, FL 33963;

                                  With a copy to:

                                  3.       Charles W. Bone, Esq.
                                           Wyatt, Tarrant & Combs
                                           1500 Nashville City Center
                                           511 Union Street
                                           Nashville, TN 37219

         7.      RELATIONSHIP OF PARTIES.

                 7.1. The parties agree that all methods of marketing the ED Cards by BUYER will be jointly agreed upon among the parties until the Payment Obligation has been paid in full. SELLER agrees to provide marketing and packaging enhancements in coordination with the total marketing efforts of BUYER.

                 7.2. BUYER agrees that BUYER, its employees, agents and representatives shall be acting as an independent contractor and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of SELLER and shall, under no circumstances, be deemed agents or representatives of SELLER. Neither BUYER nor

SELLER shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

         8.      FORCE MAJEURE.

                 8.01. Neither party shall be liable in any manner whatsoever to the other party hereto, its customers, distributors or any other third parties in its privily for failure to perform its obligations under this Restated Agreement or fulfill any accepted order, or for delay in delivery of SELLER's products in the event that such performance or the fulfillment of any such order, or timely delivery thereof is prevented by or pursuant to any law, or governmental regulation or restriction, by any strike, lock-out or other labor dispute or casualty, or any cause beyond the control of the party, including, but not limited to, any "act of God", fire, flood, earthquake, storm, epidemic, quarantine restriction, war, insurrection or riot, civil unrest, freight embargo, delay, or extraordinary hardship in transportation, unusually severe weather, or inability to obtain necessary materials, labor, fuel, energy or manufacturing facilities due to any such causes.

         9.      ASSIGNMENT.

                 9.01. Except as hereafter provided, no right, interest, obligation or duty of BUYER under this Restated Agreement may be assigned, delegated or transferred without the prior written consent of SELLER.

         10.     CONFIDENTIALITY.

                 10.1. Neither BUYER nor SELLER nor any of their respective employees, agents and representatives shall disclose to any third party, at any time during the term of this Restated Agreement, any extension thereof, or any time after the termination of this Restated Agreement, any trade secrets, supply sources, prices, price policies, or any other information of the other party which is or are learned or supplied in confidence by the other party in relation to SELLER's products, affairs, business or methods of carrying on business.

         11.     FUTURE DEALINGS.

                 11.1. In the event SELLER is in a position to offer any other Elite Dominator set product and assuming BUYER is in full compliance with all the terms and conditions of this Restated Agreement, SELLER hereby grants to BUYER the first right to purchase said Elite Dominator set product or similar type exclusive baseball card set product. If and when SELLER is in a position to offer such new set product, SELLER shall notify BUYER in writing of the terms and conditions of such proposed sale. BUYER shall have thirty (30) calendar days in which to notify SELLER, in writing, of its desire to purchase such new set product upon the terms and conditions set forth in SELLER's written notice. In the event BUYER does not so notify SELLER within thirty (30) calendar days, BUYER's first right to purchase the new set product shall terminate and become null and void. Provided BUYER is in full compliance with all the terms and conditions of this Restated Agreement; and, further provided, that BUYER is in full compliance with all the terms and conditions of any Agreement relating to any other Diamond Dominator set product or a similar type exclusive baseball card set product for which BUYER has exercised BUYER's first right to purchase granted by SELLER to BUYER under this Paragraph 11., this first right of purchase shall continue in existence until December 31, 2000; or, until BUYER is no longer in full and complete compliance with all the conditions precedent contained in both of the foregoing provisos, whichever first occurs.

         12.     DEFAULT.

                 12.1. The occurrence of any of the following events shall, at the option of the other party, be considered an Event of Default subject to the following terms and conditions:

                          a. Any failure by a party to duly observe any
materials covenant, condition or agreement of this Restated Agreement;

                          b. The granting of a final judgment or the issuance
of an order for a preliminary injunction which precludes a party from complying with the terms and conditions of this Restated Agreement.

                          c. The occurrence of any event of default under any
license agreement with Donruss, Leaf or any other party with respect to the ED Cards or any other rights granted with respect to those sets which precludes SELLER from shipping pursuant to the terms and conditions of this Restated Agreement.


                          d. The insolvency or bankruptcy of a party, the
making by a party of an assignment for the benefit of creditors, or the consent of a party to the appointment of a trustee or receiver or other office of the court or other tribunal.

                          e. The appointment of a trustee, receiver or other
officer of the court for a party, or for a substantial part of the properties of the party, without such party's consent, where no discharge is effected within sixty (60) days.

                          f. The institution of bankruptcy, reorganization,
insolvency, or liquidation proceedings by or against a party, and if against said party, where such proceeding is consented to by it.

                          g. The issuance or entry of any attachment, replevin
levy or lien against the ED Cards which precludes a party from complying with the terms and conditions of this Restated Agreement, if not discharged, bonded or dismissed within thirty (30) days.

                 12.2. Said events shall not constitute an Event of Default unless, for any event for which a time period is not specified above, that event continues for a period of thirty (30) days after written notice to the defaulting party, provided, however, that said notice provisions and any other notice provisions contained in this agreement or any other document shall run concurrently and not successively.

         13.     RIGHT OF CANCELLATION.

                 13.1. In the Event of Default by a party, the other party shall have the right, at its sole option, in addition to such other rights and remedies as it may be accorded by law or elsewhere in this Restated Agreement, to terminate this Restated Agreement and all of its obligations hereunder, by written notice to the defaulting party, and non-defaulting party shall thereupon be relieved of and released from all further obligations thereafter to accrue hereunder; but in the event of termination of this Restated Agreement by an Event of Default, the defaulting party nevertheless shall remain liable to the non-defaulting party hereunder, for any and all damages which non-defaulting party may sustain by reason of defaulting party's failure to comply with any and all of the provisions of this Restated Agreement.

         14.     MISCELLANEOUS.

                 14.1. This Restated Agreement constitutes the complete agreement between the parties with respect to the subject matter and may not be changed, modified, amended, or revoked except by a writing signed by the party against which enforcement is sought to be charged.


                 14.2. Section headings in this Restated Agreement are for convenience or reference only and are not intended to qualify the meaning of any provision hereof.

                 14.3. Except as stated in this Restated Agreement, BUYER and SELLER acknowledge that no representation or statement, and no understanding or agreement, had been made, or exists, and that in entering into this Restated Agreement it has not relied upon anything done or said or upon any presumption in fact or in law, (i) with respect to this Restated Agreement or to the duration, termination, or renewal of this Restated Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Restated Agreement; or (ii) that in any way tends to change or modify the terms, or any of them, of this Restated Agreement or to prevent this Restated Agreement becoming effective; or (iii) that in any way affects or relates to the subject matter of this Restated Agreement.

                 14.4. Except as expressly provided in this Restated Agreement, waiver by either party, or failure by either party to claim a breach of any provision of this Restated Agreement shall not be, or held to be, a waiver of any breach or subsequent breach, or as affecting in any way the effectiveness of such provision.

                 14.5. Any notices required or permitted by this Restated Agreement, or given in connection herewith, shall be in writing and may be given by personal delivery or by first class registered mail, postage prepaid to the respective parties at their addresses first above listed.

                 14.6. If any part of this Restated Agreement shall be determined to be illegal or unenforceable, then such offending part or portion shall be deemed deleted from this Restated Agreement without affecting or impairing any other part of this Restated Agreement.

         15.     INSURANCE.

                 15.1. SELLER shall, throughout the term of this Restated Agreement, obtain and maintain at its own expense from a qualified insurance company licensed to do business in its place of business, standard fire, casualty loss and business interruption insurance, the form of which must be acceptable to BUYER, naming BUYER and SELLER as co-loss payee. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any loss by fire, water, theft or otherwise in the ED product or any material used in connection therewith or any use thereof. The amount of coverage shall be a minimum of Two Million Dollars ($2,000,000.00) combined single limit, with no deductible amount, for each single occurrence for bodily injury and/or property damage. The policy shall provide for ten (10) days' notice to BUYER from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. SELLER agrees to furnish BUYER a certificate of insurance evidencing same within a reasonable time after execution of this Restated Agreement.

         16.     SECURITY AGREEMENT AND UCC STATEMENT.

                 16.1. BUYER and SELLER agree to execute a Security Agreement in favor of SELLER and UCC Statements for filing with the appropriate Ohio and county agencies within Ten (10) days of the filing of agreed upon dismissal entries of the Lawsuit. The unsold balance of the first 50,000 1993 Elite Dominator baseball cards shall secure the fulfillment of BUYER's obligations under the Restated agreement. BUYER shall release the UCC statements of record upon the entire payment of Payment Obligation or the delivery of the BUYER's common shares to SELLER in payment of the Payment Obligation, whichever shall last occur.

         IN WITNESS WHEREOF, BUYER and SELLER have caused this Restated Agreement to be executed by their duly authorized officers effective as of the day and year first above written.


                                                   SELLER:
WITNESSES:                                         RICHARD HOWARD, INC.

/s/ Douglas W. Huffman                             By: /s/ G. Richard Howard
- ----------------------------                           -------------------------
                                                        G. RICHARD HOWARD
/s/ Robert F. Sprague                                    PRESIDENT
- ----------------------------


                                                   BUYER:
WITNESSES:                                         SHOP AT HOME, INC.

/s/ C. Michael Norton                              By: /s/ Kent E. Lillie
- ----------------------------                           ------------------------
                                                       KENT E. LILLIE
/s/ Charles W. Bone                                    PRESIDENT
- ----------------------------

                     FIRST AMENDMENT TO RESTATED AGREEMENT

         This FIRST AMENDMENT TO RESTATED AGREEMENT, dated March 7, 1996, is by and between RICHARD HOWARD, INC., an Ohio corporation ("Seller"), and SHOP AT HOME, INC., a Tennessee corporation ("Buyer"), and amends that certain Restated Agreement by and between the parties dated as of January 26, 1996 (the "Restated Agreement").

                                  WITNESSETH;

         WHEREAS, the parties entered into the Restated Agreement for the purpose of describing the terms and conditions of their continuing business relationship under which Seller is selling to Buyer certain baseball card products referred to as the 1993 Elite Dominators; and

         WHEREAS, the Restated Agreement is premised on the assumption that each ED Card (consisting of one 1993 Elite Dominator baseball card and one box of 1993 Donruss baseball cards or other sports related product of comparable value) will be sold by the Seller to the Buyer at a basic price of $35 per ED Card (the "Basic Price"); and

         WHEREAS, the Seller and Buyer have, since agreeing upon the terms and conditions of the Restated Agreement, agreed that Seller will sell to the Buyer product consisting of one 1993 Elite Dominator baseball card along with other baseball cards with less value than a box of 1993 Donruss baseball cards at a price of $30 (as used herein the purchase of one 1993 Elite Dominator along with any assortment of other baseball cards or sports related material is referred to as "ED Card Product"); and

         WHEREAS, the parties wish to enter into this First Amendment for the purpose of describing the terms and conditions of the purchase of ED Card Product at a price at variance with the Basic Price.

         NOW, THEREFORE, the parties agree as follows:

         1. The parties acknowledge that under the Restated Agreement, the Buyer has an obligation to pay to the Seller a total amount of $720,000 (the "Payment Obligation"), which under the terms of the Restated Agreement is partially payable in cash and partially payable in common stock of the Buyer.

         2. The parties agree that if the Seller and Buyer reach an agreement for the purchase of ED Card Product in some form or in some manner at an agreed price (the "Changed Price") which is less or more than the Basic Price, the difference in price (the "Price Variance") will be reflected in the amount of the Payment Obligation. Accordingly, if the Changed Price is less than the Basic Price, the Price Variance multiplied by the number of ED Card Product purchased at the Changed Price shall be applied as a credit to the Payment Obligation. In the event the parties agree to a Changed Price which is more that the Basic Price, the Price Variance multiplied by the number of ED Cards purchased at the Changed Price shall be added to the Payment Obligation.

         3. The parties agree that the obligation of the Buyer to purchase 29,077 ED Cards from Seller, as described in Section 1.1 of the Restated Agreement, shall be satisfied by the purchase of 29,077 1993 Elite Dominator cards together with any assortment of baseball cards or sports related products agreed upon by the parties, regardless of the price.

         4. Any change from the Basic Price described in the Restated Agreement shall be set forth in writing between the parties.

         5. Except as specifically stated herein, no other terms or provisions of the Restated Agreement are changed or altered by this First Amendment.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.



                                                   [S]
                                                   RICHARD HOWARD, INC.


                                                   By: /s/ G. Richard Howard
                                                       ------------------------
                                                   Title: Pres.


                                                   SHOP AT HOME, INC.


                                                   By: /s/ Kent E. Lillie
                                                       ------------------------
                                                   Title: Pres.